Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:07 AM 10/19/2021
FILED 09:07 AM 10/19/2021
SR 20213546492 - File Number 5325528

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION OF

MASSROOTS, INC.

MASSROOTS, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.	That the name of the Corporation is MassRoots, Inc., and that the Corporation was incorporated on April 26, 2013 pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).

2.	That this Certificate of Amendment amends the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on June 18, 2018, as amended (the “Certificate of Incorporation”).

3.	That in accordance with Section 242 of the DGCL, the Board of Directors of the Corporation has duly adopted resolutions proposing to amend the Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation.

4.	Article FIRST of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“FIRST: The name of the Corporation is Greenwave Technology Solutions, Inc. (the “Corporation”).”

5.	That all other provisions of the Certificate of Incorporation remain in full force and effect.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation as of October 19, 2021.

By:	/s/ Danny Meeks
Name:	Danny Meeks
Title:	Chief Executive Officer